Filed Pursuant to Rule 433
Registration Statement No. 333-133035
Registration Statement No. 333-133035-01
Registration Statement No. 333-133035-02
April 6, 2006
PRICING TERM SHEET

Issuer:	ConocoPhillips
Guarantor:	ConocoPhillips Company
Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)
Issue of Securities:	Floating Rate Notes due April 11, 2007
Principal Amount:	$1,000,000,000
Interest Rate:	3-month USD LIBOR
Interest Payment Dates:	Quarterly on January 11, April 11, July 11, and October 11, commencing July 11, 2006
Maturity:	April 11, 2007
Benchmark:	3-month USD LIBOR
US Treasury Yield:	NA
Spread to Benchmark:	None
Re-offer Yield:	NA

Initial Price to Public:	per Note: 100%; Total: $1,000,000,000

Optional Redemption:	None

Settlement Date:	April 11, 2006 (T+3)

Underwriters:	Citigroup Global Markets Inc. ($182,500,000)
Greenwich Capital Markets, Inc. ($182,500,000)
Banc of America Securities LLC ($182,500,000)
Barclays Capital Inc. ($182,500,000)
Lazard Capital Markets LLC ($140,000,000)
BNP Paribas Securities Corp. ($10,000,000)
Calyon Securities (USA) ($10,000,000)
Credit Suisse Securities (USA) LLC ($10,000,000)
DnB NOR Markets, Inc. ($10,000,000)
Deutsche Bank Securities Inc. ($10,000,000)
HSBC Securities (USA) Inc. ($10,000,000)
SG Americas Securities, LLC ($10,000,000)
Daiwa Securities America Inc. ($10,000,000)
UBS Securities LLC ($10,000,000)
Wachovia Capital Markets, LLC ($10,000,000)
LaSalle Financial Services, Inc. ($10,000,000)
Merrill Lynch, Pierce, Fenner, & Smith Incorporated ($10,000,000)
ING Financial Markets LLC ($10,000,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Greenwich Capital Markets, Inc. collect at 203-618-2318.

Issuer:	ConocoPhillips Australia Funding Company
Guarantors:	ConocoPhillips and ConocoPhillips Company
Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)
Issue of Securities:	Floating Rate Notes due April 9, 2009
Principal Amount:	$1,250,000,000
Interest Rate:	3-month USD LIBOR + 10 bp
Interest Payment Dates:	Quarterly on January 9, April 9, July 9, and October 9, commencing July 9, 2006
Maturity:	April 9, 2009
Benchmark:	3-month USD LIBOR
Benchmark Yield:	NA
Spread to Benchmark:	0.10%
Re-offer Yield:	NA

Initial Price to Public:	per Note: 100%; Total: $1,250,000,000

Optional Redemption:	At any time on or after April 9, 2007 at a redemption price equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Settlement Date:	April 11, 2006 (T+3)

Underwriters:	Citigroup Global Markets Inc. ($228,125,000)
Greenwich Capital Markets, Inc. ($228,125,000)
Banc of America Securities LLC ($228,125,000)
Barclays Capital Inc. ($228,125,000)
Lazard Capital Markets LLC ($175,000,000)
BNP Paribas Securities Corp. ($12,500,000)
Calyon Securities (USA) ($12,500,000)
Credit Suisse Securities (USA) LLC ($12,500,000)
DnB NOR Markets, Inc. ($12,500,000)
Deutsche Bank Securities Inc. ($12,500,000)
HSBC Securities (USA) Inc. ($12,500,000)
SG Americas Securities, LLC ($12,500,000)
Daiwa Securities America Inc. ($12,500,000)
UBS Securities LLC ($12,500,000)
Wachovia Capital Markets, LLC ($12,500,000)
LaSalle Financial Services, Inc. ($12,500,000)
Merrill Lynch, Pierce, Fenner, & Smith Incorporated ($12,500,000)
ING Financial Markets LLC ($12,500,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Greenwich Capital Markets, Inc. collect at 203-618-2318.

Issuer:	ConocoPhillips Australia Funding Company
Guarantors:	ConocoPhillips and ConocoPhillips Company
Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)
Issue of Securities:	5.50% Notes due 2013
Principal Amount:	$750,000,000
Coupon:	5.50%
Interest Payment Dates:	Semi-annually on October 15 and April 15, commencing October 15, 2006
Maturity:	April 15, 2013

Treasury Benchmark:	4.50% due February 15, 2016
US Treasury Yield:	4.903%
Spread to Treasury:	0.63%
Re-offer Yield:	5.533%

Initial Price to Public:	per Note: 99.810%; Total: $748,575,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.
Make Whole Premium	T + 10 bp

Settlement Date:	April 11, 2006 (T+3)

Underwriters:	Citigroup Global Markets Inc. ($136,875,000)
Greenwich Capital Markets, Inc. ($136,875,000)
Banc of America Securities LLC ($136,875,000)
Barclays Capital Inc. ($136,875,000)
Lazard Capital Markets LLC ($105,000,000)
BNP Paribas Securities Corp. ($7,500,000)
Calyon Securities (USA) ($7,500,000)
Credit Suisse Securities (USA) LLC (7,500,000)
DnB NOR Markets, Inc. ($7,500,000)
Deutsche Bank Securities Inc. ($7,500,000)
HSBC Securities (USA) Inc. ($7,500,000)
SG Americas Securities, LLC ($7,500,000)
Daiwa Securities America Inc. ($7,500,000)
UBS Securities LLC ($7,500,000)
Wachovia Capital Markets, LLC ($7,500,000)
LaSalle Financial Services, Inc. ($7,500,000)
Merrill Lynch, Pierce, Fenner, & Smith Incorporated ($7,500,000)
ING Financial Markets LLC ($7,500,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Greenwich Capital Markets, Inc. collect at 203-618-2318.

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